CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2009, relating to the consolidated statements of Sun Bancorp, Inc. and the effectiveness of Sun Bancorp’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sun Bancorp, Inc. for the year ended December 31, 2008.

Philadelphia, Pennsylvania

August 12, 2009